EXHIBIT 10.3

Summary of Benjamin A. Pardo 2014 Compensation

Effective July 1, 2014, the Knoll, Inc. compensation committee approved an annual base salary of $285,000 for Benjamin A. Pardo, with a bonus target of one hundred percent (100%) of his base salary as of January 1, 2014. Mr. Pardo is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.